EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 No. 333-42533, No. 333-86001, No. 333-62734 and No. 333-100011 (pertaining to the 1995 Stock Option Plan and the 1998 Stock Option Plan, as amended and restated, and the 2002 Stock Option Plan), and Forms S-3 No. 333-33710, No. 333-51250, No. 333-53538, No. 333-112513 and No. 115281 of Titan Pharmaceuticals, Inc. of our report dated February 20, 2004 with respect to the consolidated financial statements of Titan Pharmaceuticals, Inc. as of December 31, 2003 and for the two years then ended included in this Annual Report (Form 10-K/A) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Palo Alto, California

April 14, 2005